United States
                       Securities and Exchange Commission

                                   Form 12b-25

                                                        SEC File No.: 333-128226
                                                            CUSIP No.: 45822W100

                           NOTIFICATION OF LATE FILING

(Check One): |X| Form 10-K and Form 10-KSB     |_| Form 20-F     |_| Form 11-K
             |_| Form 10-Q and Form 10-QSB     |_| Form N-SAR

For Period Ended: June 30, 2007

|_| Transition report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR
For the Transition Period Ended: _______________________________________________


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.


                        PART I: - REGISTRANT INFORMATION


                          Intellect Neurosciences, Inc.
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                             Full Name of Registrant


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                            Former Name if Applicable


                               7 West 18th Street
                               New York, NY 10011
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            Address of Principal Executive Office (Street and Number)
                            City, State and Zip Code

                        PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

          | (a)   The reasons described in reasonable detail in Part III of this
          |       form could not be eliminated  without  unreasonable  effort or
          |       expense;
          |
|X|       | (b)   The subject  annual  report,  semi-annual  report,  transition
          |       report on Form 10-K,  Form 20-F,  Form 11-K or Form N-SAR,  or
          |       portion  thereof,  will be filed on or  before  the  fifteenth
          |       calendar day following the prescribed due date; or the subject
          |       quarterly report or transition report on Form 10-Q, or portion
          |       thereof, will be filed on or before the 5th calendar day after
          |       the prescribed due date; and
          |
          | (c)   The  accountant's  statement or other exhibit required by Rule
          |       12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Intellect Neurosciences, Inc. (the "Company") is currently obtaining additional information to accurately complete its financial statements for the year ended June 30, 2007. As a result, the Company requires additional time to complete the Form 10-KSB regarding the year ended June 30, 2007 and cannot timely file that form without unreasonable effort or expense.

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                Elliot Maza                           212-448-9300
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                 (Name)                      (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If answer is no, identity report(s).

      |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      |X| Yes |_| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Company has ceased operations as a shell company since the corresponding period for the last fiscal year. This change occurred during the year ended June 30, 2007. The Company's Report on Form 10-KSB for the year ended June 30, 2007 will reflect results of operations of the Company's operating company subsidiary, Intellect USA, Inc.

                          INTELLECT NEUROSCIENCES, INC.
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                   Name of Registrant as Specified in Charter


The registrant has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                       INTELLECT NEUROSCIENCES, INC.


Date: October 1, 2007                  By: /s/ Elliot Maza
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                                           Elliot Maza
                                           President and Chief Financial Officer